Exhibit 10.58

FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENTS

          THIS FOURTH AMENDMENT, dated as of October 15, 2001 (the "Amendment"), to the separate Note Purchase Agreements, dated as of December 28, 1995, is among Seitel, Inc. (the "Company") and each of the institutions which is a signatory to this Amendment (collectively, the "Noteholders").

RECITALS:

          A.          The Company and each of the Noteholders have heretofore entered into separate Note Purchase Agreements dated as of December 28, 1995 (collectively, as amended and in effect immediately prior to the effectiveness of this Amendment, the "Existing Note Purchase Agreement") pursuant to which the Company issued: (a) $25,000,000 aggregate principal amount of its 7.17% Series A Senior Notes due December 30, 2001 (the "Series A Notes"), (b) $27,500,000 aggregate principal amount of its 7.17% Series B Senior Notes due December 30, 2002 (the "Series B Notes"), and (c) $22,500,000 of its 7.48% Series C Senior Notes due December 30, 2002 (the "Series C Notes", and together with the Series A Notes and the Series B Notes, the "Notes").

          B.          Capitalized terms used herein shall have the respective meanings ascribed thereto in the Existing Note Purchase Agreement unless herein defined or the context shall otherwise require.

          C.          The Company and the Noteholders now desire to amend the Existing Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

          D.          All requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a legal, valid and binding instrument according to its terms for the purposes herein expressed have been done or performed.

          NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

1.          AMENDMENTS.

          1.1.           Amendment to Section 10.6(b)(i).  Section 10.6(b)(i) of the Existing Note Purchase Agreement is hereby amended and restated in its entirety as follows:

           "(i)           Notwithstanding the provisions of Section 10.6(a), the determination of whether a Transfer involves a Substantial Portion of the property of the Company and the Restricted Subsidiaries, as provided in Section 10.6(a)(iii)(A), shall be made without taking into account the same proportion of the book value attributable to the property subject to such Transfer as shall be equal to the proportion of the Net Asset Sale Proceeds Amount (the "Designated Portion") to be applied to either (x) a prepayment of the Notes pursuant to Section 8.2 of this Agreement and a prepayment of the New Notes pursuant to Section 8.2 of the New Note Purchase Agreements pro rata based on the then outstanding principal amount of and required Make-Whole Amount (with respect to the New Notes, as defined in each of the New Note Purchase Agreements) due with respect to the prepayment of each series of the Notes and the New Notes (a "Prepayment Transfer") or (y) the acquisition of assets similar to the assets which were the subject of such Transfer (a "Reinvested Transfer") within one hundred eighty (180) days of the consummation of such Transfer, as specified in an Officer's Certificate delivered to each holder prior to, or contemporaneously with, the consummation of such Transfer."

          1.2.           Amendment to Schedule B.  Schedule B to the Existing Note Purchase Agreement is hereby amended to add, in the proper alphabetical order, the following defined terms:

           "New Notes - means the 1999 Notes and the 2001 Notes."

           "New Note Purchase Agreements - means the 1999 Note Purchase Agreement and the 2001 Note Purchase Agreement."

           "1999 Notes - means the Company's 7.03% Series D Senior Notes due February 15, 2004 in the original aggregate principal amount of $20,000,000, 7.28% Series E Senior Notes due February 15, 2009 in the original aggregate principal amount of $75,000,000, and 7.43% Series F Senior Notes due February 15, 2009 in the original aggregate principal amount of $43,000,000, all issued pursuant to the 1999 Note Purchase Agreement."

           "1999 Note Purchase Agreement - means each of the separate Note Purchase Agreements between the Company and the purchasers of the 1999 Notes, dated as of February 12, 1999, as amended from time to time."

           "2001 Notes - means the Company's 7.04% Series G Senior Notes due October 15, 2006 in the original aggregate principal amount of $20,000,000, 7.19% Series H Senior Notes due October 15, 2008 in the original aggregate principal amount of $50,000,000 and 7.34% Series I Senior Notes due October 15, 2011 in the original aggregate principal amount of $37,000,000, all issued pursuant to the 2001 Note Purchase Agreement."

           "2001 Note Purchase Agreement - means each of the separate Note Purchase Agreements between the Company and the purchasers of the 2001 Notes, dated as of October 15, 2001, as amended from time to time."

          1.3.           Amendment to Exhibit A of Second Amendment to Note Purchase Agreement.  The definition of "Senior Notes" found in Section 1.01 of Exhibit A to the Second Amendment to Note Purchase Agreement is deleted in its entirety and replaced with the following:

           "Senior Notes" means, collectively, (i) (a) the Company's 7.17% Series A Senior Notes due December 30, 2001 in the original aggregate principal amount of $25,000,000, (b) the Company's 7.17% Series B Senior Notes due December 30, 2002 in the original aggregate principal amount of $27,500,000, and (c) the Company's Series C Senior Notes due December 30, 2002 in the original aggregate principal amount of $22,500,000, in each case, issued pursuant to separate Note Purchase Agreements, dated as of December 28, 1995, as such notes and agreements may be amended from time to time, (ii) (a) the Company's 7.03% Series D Senior Notes due February 15, 2004 in the original aggregate principal amount of $20,000,000, (b) the Company's 7.28% Series E Senior Notes due February 15, 2009 in the original aggregate principal amount of $75,000,000, and (c) the Company's Series F Senior Notes due February 15, 2009 in the original aggregate principal amount of $43,000,000, in each case, issued pursuant to separate Note Purchase Agreements, dated as of February 12, 1999, as such notes and agreements may be amended from time to time and (iii) (a) the Company's 7.04% Series G Senior Notes due October 15, 2006 in the original aggregate principal amount of $20,000,000, (b) the Company's 7.19% Series H Senior Notes due October 15, 2008 in the original aggregate principal amount of $50,000,000, and (c) the Company's Series I Senior Notes due October 15, 2011 in the original aggregate principal amount of $37,000,000, in each case, issued pursuant to separate Note Purchase Agreements, dated as of October 15, 2001, as such notes and agreements may be amended from time to time."

2.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          To induce the Noteholders to execute and deliver this Amendment (which representations shall survive such execution and delivery), the Company represents and warrants to the Noteholders that:

          (a)          the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware;

          (b)          this Amendment has been duly authorized, executed and delivered by the Company and this Amendment constitutes a legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

          (c)          the Existing Note Purchase Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

          (d)          the execution, delivery and performance by the Company of this Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this paragraph (d); and

          (e)          as of the date hereof and after giving effect to this Amendment, no Default or Event of Default has occurred which is continuing.

3.           MISCELLANEOUS.

          3.1.           This Amendment shall be construed in connection with and as part of the Existing Note Purchase Agreement, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Existing Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

          3.2.           This Amendment constitutes a contract between the Company and the Noteholders for the uses and purposes hereinabove set forth, and may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

          3.3.           Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all the promises and agreements contained in this Amendment by or on behalf of the Company and the Noteholders shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

          3.4.           This Amendment constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

          3.5.           This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

          3.6.           This Amendment shall become effective at such time as it has been executed by the Company and the Required Holders.

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          IN WITNESS WHEREOF, the parties hereto have caused the execution of this Amendment by duly authorized officers of each as of the date hereof.

SEITEL, INC.

By:	/s/ Debra D. Valice
Name:	Debra D. Valice
Title:	Executive Vice President

Accepted and Agreed to:

[NOTEHOLDER]
By:
Name:
Title: